Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-151593) and related Prospectuses of Jazz Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated March 3, 2010, with respect to the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 17, 2010